Exhibit 99.1

Media Inquiries:	Investor Inquiries:
William J. Rudolph, Jr.	Michael A. Hajost
(610) 208 -3892	(610) 208-3476
wrudolph@cartech.com	mhajost@cartech.com

CARPENTER TECHNOLOGY REPORTS THIRD QUARTER RESULTS

•	Reported earnings per share of $0.62, or $0.69 per share excluding special items.
•	Third quarter net sales of $581.4 million. Net sales excluding raw material surcharge up 12% from prior year and up 9% sequentially.
•	Latrobe contributed $12.9 million of operating income in the third quarter, or $0.05 per share. Integration now complete with earnings and synergies above plan.

WYOMISSING, Pa., April 25, 2013 – Carpenter Technology Corporation (NYSE:CRS) today reported net income of $32.9 million or $0.62 per diluted share for the quarter ended March 31, 2013 compared to $33.0 million or $0.69 per share in the prior year third quarter. Excluding special items of $0.07 per share, earnings were $0.69 per share in the current quarter.  Last year’s quarter included $0.15 per share of Latrobe acquisition related costs resulting in $0.84 per share on an adjusted basis.

Earnings and Revenue

Operating income excluding pension earnings, interest and deferrals (EID) was $61.0 million in the third quarter compared to $59.5 million in the prior year period.  Earnings growth due to the acquisition of Latrobe was offset by lower SAO earnings as a result of in-quarter mix degradation, increased deferrals and related loss of manufacturing overhead cost absorption.  Third quarter net sales excluding raw material surcharges grew by $52.2 million or 12 percent over the third quarter of fiscal 2012 due to the inclusion of Latrobe.  Excluding surcharge revenue and pension EID, operating margin in the third quarter was 12.9 percent compared to 14.2 percent in the third quarter of fiscal year 2012.

“Our third quarter had gains and challenges,” said William A. Wulfsohn, President and Chief Executive Officer.  “We achieved solid growth in our aerospace and energy markets.  However, increased customer deferrals during the quarter, combined with low sales to distribution customers and a weak defense related mix, resulted in lower sales and operating income.  While the recent pattern of these deferrals has slowed and order intake has increased, we now expect our full year earnings to be lower than previously forecasted.   We are still targeting low double-digit growth in full year operating income, on an adjusted basis versus prior year.  However, if Q4 has similar in-quarter mix and deferrals as we experienced in Q3, we may have difficulty achieving this target.

“At the same time, we completed the successful integration of Latrobe, realizing above plan synergies.  In addition, with our recent capital investments and operations improvement initiatives, we now have the available capacity to realize near term growth as demand recovers.  This added volume should help to improve our operating margins as we benefit from volume leverage over existing assets.  Finally, starting in the second half of fiscal year 2014, the Athens facility will add critical hot working capacity for premium products, which is currently a constraint, to enable longer term profitable growth.”

End Markets:

	Q3 FY13 Revenues Ex. Surcharge $ Millions	Prior Year Change Vs. Q3 FY12	Sequential Change Vs. Q2 FY13
Aerospace and Defense	214.7	20%	10%

Energy	71.0	24%	3%

Medical	25.3	-26%	5%

Transportation	28.4	0%	17%

Industrial and Consumer	97.1	2%	14%

Aerospace and Defense

•	Latrobe’s aerospace products contributed to year-over-year growth.
•	Aircraft build rate increases drove demand growth for engine related materials and titanium fasteners versus prior year and prior quarter.
•

Demand and mix for Premium and Ultra-Premium nickel and stainless fastener and structural materials was down versus the prior year. The Company attributes these reductions to distribution destocking and uncertainty related to sequestration.

Energy

•	Sales of Ultra-Premium materials for oil & gas completions grew in the quarter.
•	Amega West sales were down due to reduced rig count activity and supply chain inventory destocking.
•	Demand for power generation materials was up sequentially in the context of light build schedules.

Medical

•	Medical sales were down due to high OEM inventories and falling titanium prices.

Transportation

•	Demand is growing for Premium and Ultra-Premium products used in fuel delivery systems supporting higher fuel efficiency standards.
•	Reduced European OEM build rates negatively impacted demand in the region.

Industrial and Consumer

•	The inclusion of Latrobe contributed to year over year growth.
•	Infrastructure project activity and distribution demand was down.
•	Higher value valves and fittings showing signs of returning strength.

Special Items in the Quarter

There were $0.07 per share of special items in the current period including consulting fees for the inventory reduction initiative, restructuring costs from certain manufacturing footprint optimization activities, increased interest from the recent debt offering and impacts on the tax provision related to the discretionary pension contribution, partially offset by benefits realized from the enactment of the American Taxpayer Relief Act of 2012 (R&D tax credit extension).

	Expense	Income		Impact
	before	Tax		Per
	Income	Expense	Net	Diluted
(in millions, except per share amounts)	Taxes	(Benefit)	Expense	Share

Inventory reduction initiative costs	$0.9	$(0.3)	$0.6	$0.01
Restructuring costs from footprint optimization activities	2.0	(0.7)	1.3	0.02
Additonal interest expense	1.1	(0.4)	0.7	0.01
Income tax impact of discretionary pension contribution	-	2.9	2.9	0.06
Income tax impact of R&D tax credit extension	-	(1.7)	(1.7)	(0.03)

Total impact of special items	$4.0	$(0.2)	$3.8	$0.07

Cash Flow and Pension

Excluding a $75 million discretionary pension contribution, cash flow from operations in the current quarter was $104.5 million which was used to finance $86.6 million of capital spending, largely related to the Athens facility construction.  Including the discretionary pension contribution, free cash flow was negative $66.4 million in the current quarter.  Total liquidity, including cash and available revolver balance, was approximately $638 million at the end of the third quarter.  Liquidity in the quarter was augmented by the issuance of a $300 million 10-year borrowing.

During the third quarter, the Company recorded expense associated with its pension and other post-retirement benefit plans of $17.4 million or $0.21 per diluted share.  Pension expense in the prior year third quarter was $10.6 million or $0.14 per diluted share.   The Company made cash contributions of $85.4 million during the third quarter of fiscal year 2013, and expects to make additional cash contributions of up to $90 million in the fourth quarter of fiscal year 2013.    “Our financing actions significantly increased our liquidity and improved our pension funding status.  We now have more financial flexibility to pursue near term business development opportunities,” said Wulfsohn.

Non-GAAP Financial Measures

This press release includes discussions of financial measures that have not been determined in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of the non-GAAP financial measures to their most directly comparable financial measures prepared in accordance with GAAP, accompanied by reasons why the Company believes the measures are important, are included in the attached schedules.

Conference Call and Webcast Presentation

Carpenter will host a conference call and webcast presentation today, April 25, at 9:00 a.m., ET, to discuss financial results and operations for the fiscal third quarter. Please call 610-208-2097 for details of the conference call. Access to the call and presentation will also be made available at Carpenter’s web site (http://www.cartech.com) and through CCBN (http://www.ccbn.com). A replay of the call will be made available at http://www.cartech.com or at http://www.ccbn.com. The presentation materials used during this conference call will be available for viewing and download at 8:30 a.m. today at http://www.cartech.com.

About Carpenter Technology

Carpenter produces and distributes premium alloys, including special alloys, titanium alloys and powder metals, as well as stainless steels, and alloy and tool steels. Information about Carpenter can be found on the Internet at http://www.cartech.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter’s filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended June 30, 2012, the 10Q for the quarters ending September 30, 2012 and December 31, 2012 and the exhibits attached to those filings. They include but are not limited to: (1) expectations with respect to the synergies, costs and other anticipated financial impacts of the Latrobe acquisition transaction could differ from actual synergies realized, costs incurred and financial impacts experienced as a result of the transaction; (2) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, defense, industrial, transportation, consumer, medical, and energy, or other influences on Carpenter’s business such as new competitors, the consolidation of competitors, customers, and suppliers or the transfer of manufacturing capacity from the United States to foreign countries; (3) the ability of Carpenter to achieve cost savings, productivity improvements or process changes; (4) the ability to recoup increases in the cost of energy, raw materials, freight or other factors; (5) domestic and foreign excess manufacturing capacity for certain metals; (6) fluctuations in currency exchange rates; (7) the degree of success of government trade actions; (8) the valuation of the assets and liabilities in Carpenter’s pension trusts and the accounting for pension plans; (9) possible labor disputes or work stoppages; (10) the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products; (11) the ability to successfully acquire and integrate acquisitions, including the Latrobe acquisition; (12) the availability of credit facilities to Carpenter, its customers or other members of the supply chain; (13) the ability to obtain energy or raw materials, especially from suppliers located in countries that may be subject to unstable political or economic conditions; (14) Carpenter’s manufacturing processes are dependent upon highly specialized equipment located primarily in facilities in Reading and Latrobe, Pennsylvania for which there may be limited alternatives if there are significant equipment failures or catastrophic event; and (15) Carpenter’s future success depends on the continued service and availability of key personnel, including members of our executive management team, management, metallurgists and other skilled personnel and the loss of these key personnel could affect our ability to perform until suitable replacements are found. Any of these factors could have an adverse and/or fluctuating effect on Carpenter’s results of operations. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter undertakes no obligation to update or revise any forward-looking statements.

# # #

PRELIMINARY

CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended

	March 31,		March 31,

	2013	2012	2013	2012

NET SALES	$581.4	$539.9	$1,659.9	$1,385.1
Cost of sales	480.4	434.8	1,346.9	1,114.5
Gross profit	101.0	105.1	313.0	270.6

Selling, general and administrative expenses	48.0	41.5	145.7	115.3
Acquisition-related costs	-	7.9	-	11.7
Operating income	53.0	55.7	167.3	143.6

Interest expense	(5.0)	(5.6)	(14.7)	(18.4)
Other income, net	1.2	1.7	5.2	1.4

Income before income taxes	49.2	51.8	157.8	126.6
Income tax expense	16.3	18.8	52.2	46.0

Net income	32.9	33.0	105.6	80.6

Less: Net income attributable to noncontrolling interest	-	-	0.5	0.3

NET INCOME ATTRIBUTABLE TO CARPENTER	$32.9	$33.0	$105.1	$80.3

EARNINGS PER SHARE:
Basic	$0.62	$0.69	$1.98	$1.76
Diluted	$0.62	$0.69	$1.97	$1.75

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	52.9	47.2	52.9	45.3
Diluted	53.5	47.9	53.4	46.0

Cash dividends per common share	$0.18	$0.18	$0.54	$0.54

PRELIMINARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(Unaudited)

	Nine Months Ended
	March 31,

	2013	2012

OPERATING ACTIVITIES:
Net income	$105.6	$80.6
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization	77.1	58.5
Deferred income taxes	37.3	18.2
Net pension expense	51.7	30.3
Net loss on disposal of property and equipment	1.0	1.0
Changes in working capital and other:
Accounts receivable	0.7	(3.3)
Inventories	(41.7)	(110.6)
Other current assets	(32.6)	(3.4)
Accounts payable	(10.5)	(3.8)
Accrued liabilities	(8.5)	20.2
Pension plan contributions	(143.3)	(19.3)
Boarhead Farms settlement	-	(21.8)
Other, net	(5.1)	1.3
Net cash provided from operating activities	31.7	47.9

INVESTING ACTIVITIES:
Purchases of property, equipment and software	(223.5)	(107.3)
Proceeds from disposals of property and equipment	0.4	0.6
Acquisition of business, net of cash acquired	-	(12.9)
Proceeds from sale of equity method investment	7.9	-
Proceeds from sales and maturities of marketable securities	-	30.4
Net cash used for investing activities	(215.2)	(89.2)

FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt, net of offering costs	297.0	-
Payments on long-term debt assumed in connection with acquisition of business	-	(153.7)
Payments on long-term debt	-	(100.0)
Dividends paid	(28.7)	(24.2)
Purchase of subsidiary shares from noncontrolling interest	(8.4)	-
Tax benefits on share-based compensation	3.7	1.3
Proceeds from stock options exercised	2.3	1.6
Net cash provided from (used for) financing activities	265.9	(275.0)

Effect of exchange rate changes on cash and cash equivalents	1.3	(1.1)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	83.7	(317.4)
Cash and cash equivalents at beginning of period	211.0	492.5

Cash and cash equivalents at end of period	$294.7	$175.1

PRELIMINARY

CONSOLIDATED BALANCE SHEETS

(in millions)

(Unaudited)

	March 31,	June 30,

	2013	2012

ASSETS
Current assets:
Cash and cash equivalents	$294.7	$211.0
Accounts receivable, net	353.8	354.2
Inventories	686.9	642.0
Deferred income taxes	-	10.6
Other current assets	65.5	31.9
Total current assets	1,400.9	1,249.7

Property, plant and equipment, net	1,080.6	924.6
Goodwill	256.7	260.5
Other intangibles, net	98.5	109.9
Other assets	79.6	83.1
Total assets	$2,916.3	$2,627.8

LIABILITIES
Current liabilities:
Accounts payable	$226.0	$236.1
Accrued liabilities	230.3	217.1
Current portion of long-term debt	101.0	101.0
Total current liabilities	557.3	554.2

Long-term debt, net of current portion	604.4	305.9
Accrued pension liabilities	231.2	377.3
Accrued postretirement benefits	177.8	179.8
Deferred income taxes	61.4	31.4
Other liabilities	66.2	66.1
Total liabilities	1,698.3	1,514.7

STOCKHOLDERS’ EQUITY
Carpenter stockholders’ equity:
Common stock	274.6	274.0
Capital in excess of par value	255.1	252.7
Reinvested earnings	1,186.0	1,109.6
Common stock in treasury, at cost	(110.3)	(120.0)
Accumulated other comprehensive loss	(387.4)	(412.5)
Total Carpenter stockholders’ equity	1,218.0	1,103.8
Noncontrolling interest	-	9.3
Total equity	1,218.0	1,113.1
Total liabilities and equity	$2,916.3	$2,627.8

PRELIMINARY

SEGMENT FINANCIAL DATA

(in millions, except pounds sold)

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2013	2012	2013	2012
Pounds sold* (000):
Specialty Alloys Operations	53,202	55,552	147,986	146,840
Latrobe	17,946	5,994	48,518	5,994
Performance Engineered Products	3,338	3,470	9,950	10,342
Intersegment	(2,718)	(1,580)	(8,090)	(3,672)

Consolidated pounds sold	71,768	63,436	198,364	159,504

Net sales:
Specialty Alloys Operations
Net sales excluding surcharge	$297.6	$309.7	$847.6	$802.3
Surcharge	95.2	116.3	275.2	319.9

Specialty Alloys Operations net sales	392.8	426.0	1,122.8	1,122.2

Latrobe
Net sales excluding surcharge	114.1	45.3	321.7	65.0
Surcharge	15.4	6.2	43.6	6.1

Latrobe net sales	129.5	51.5	365.3	71.1

Performance Engineered Products
Net sales excluding surcharge	89.2	89.6	278.6	253.8
Surcharge	1.2	1.2	3.4	3.6

Performance Engineered Products net sales	90.4	90.8	282.0	257.4

Intersegment
Net sales excluding surcharge	(29.7)	(25.6)	(105.3)	(58.2)
Surcharge	(1.6)	(2.8)	(4.9)	(7.4)
Intersegment net sales	(31.3)	(28.4)	(110.2)	(65.6)

Consolidated net sales	$581.4	$539.9	$1,659.9	$1,385.1

Operating income:
Specialty Alloys Operations	$48.8	$66.7	$152.9	$163.9
Latrobe	12.3	2.1	41.2	3.4
Performance Engineered Products	10.0	10.6	30.4	32.8
Corporate costs (including acquisition-related costs)	(10.3)	(18.5)	(31.3)	(41.3)
Pension earnings, interest & deferrals	(8.0)	(3.8)	(23.9)	(11.1)
Intersegment	0.2	(1.4)	(2.0)	(4.1)

Consolidated operating income	$53.0	$55.7	$167.3	$143.6

The Company has three reportable segments, Specialty Alloys Operations (“SAO”), Latrobe, and Performance Engineered Products (“PEP”). During the first quarter of fiscal year 2013, the Company moved the Speciatly Steel Supply business acquired in connection with the Latrobe Acquisition from the Latrobe segment to the Performance Engineered Products segment.

The SAO segment is comprised of Carpenter’s major premium alloy and stainless steel manufacturing operations.  This includes operations performed at mills primarily in Reading, Pennsylvania and the surrounding area, South Carolina, and the new premium products manufacturing facility being built in Limestone County, Alabama.

The Latrobe segment is comprised of the operations of the Latrobe business acquired effective February 29, 2012 (the “Latrobe Acquisition”). The Latrobe segment provides management with the focus and visibility into the business performance of these newly acquired operations.  The Latrobe segment also includes the results of Carpenter’s distribution business in Mexico, which is being managed together with the Latrobe’s distribution business.  As the Latrobe business becomes integrated with Carpenter, its results will likely be reported within the SAO business segment sometime in the future.

The PEP segment is comprised of Carpenter’s differentiated operations.  This includes Dynamet titanium business, the Carpenter Powder Products (CPP) business, the Amega West business and the Specialty Steel Supply distribution business that was acquired in connection with the Latrobe Acquisition. The businesses in the PEP segment are managed with an entrepreneurial structure to promote speed and flexibility and drive overall revenue and profit growth.  The pounds sold data above for the PEP segment includes only the Dynamet and CPP businesses.

The service cost component of net pension expense, which represents the estimated cost of future pension liabilities earned associated with active employees, is included in the operating results of the business segments.  The residual net pension expense, or pension earning, interest and deferrals (pension EID), is comprised of the expected return on plan assets, interest costs on the projected benefit obligations of the plans, and amortization of actuarial gains and losses and prior service costs, is included under the heading “Pension earnings, interest & deferrals.”

* Pounds sold excludes sales associated with the distribution businesses.

PRELIMINARY

NON-GAAP FINANCIAL MEASURES

(in millions, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
FREE CASH FLOW	2013	2012	2013	2012
Net cash provided from operating activities	$29.5	$75.7	$31.7	$47.9
Purchases of property, equipment and software	(86.6)	(47.0)	(223.5)	(107.3)
Proceeds from disposals of property and equipment	0.3	0.4	0.4	0.6
Purchase of subsidiary shares from noncontrolling interest	-	-	(8.4)	-
Proceeds from sale of equity method investment	-	-	7.9	-
Dividends paid	(9.6)	(8.0)	(28.7)	(24.2)
Acquisition of business, net of cash acquired	-	(11.5)	-	(12.9)

Free cash flow	$(66.4)	$9.6	$(220.6)	$(95.9)

Management believes that the free cash flow measure provides useful information to investors regarding our financial condition because it is a measure of cash generated which management evaluates for alternative uses.

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
NET PENSION EXPENSE PER DILUTED SHARE	2013	2012	2013	2012

Pension plans expense	$15.1	$9.7	$44.7	$28.4
Other postretirement benefits expense	2.3	0.9	7.0	1.9
Net pension expense	17.4	10.6	51.7	30.3
Income tax benefit	(6.1)	(4.0)	(18.1)	(11.5)
Net pension expense, net of tax	$11.3	$6.6	$33.6	$18.8

Net pension expense per diluted share	$0.21	$0.14	$0.63	$0.41

Weighted average diluted common shares	53.5	47.9	53.4	46.0

Management believes that net pension expense per diluted share is helpful in analyzing the operating performance of the Company, as net pension expense may be volatile due to changes in the financial markets, which may result in significant fluctuations in operating results from period to period.

OPERATING MARGIN EXCLUDING SURCHARGE AND PENSION EARNINGS, INTEREST AND DEFERRALS	Three Months Ended March 31,		Nine Months Ended March 31,
	2013	2012	2013	2012

Net sales	$581.4	$539.9	$1,659.9	$1,385.1
Less: surcharge revenue	110.2	120.9	317.3	322.2
Consolidated net sales excluding surcharge	$471.2	$419.0	$1,342.6	$1,062.9

Operating income	$53.0	$55.7	$167.3	$143.6
Pension earnings, interest & deferrals	8.0	3.8	23.9	11.1
Operating income excluding pension earnings, interest and deferrals	$61.0	$59.5	$191.2	$154.7

Operating margin excluding surcharge and pension earnings, interest and deferrals	12.9%	14.2%	14.2%	14.6%

Management believes that removing the impacts of raw material surcharges from operating margin provides a more consistent basis for comparing results of operations from period to period. In addition, management believes that excluding the impact of pension earnings, interest and deferrals, which may be volatile due to changes in the financial markets, is helpful in analyzing the true operating performance of the Company.

PRELIMINARY

NON-GAAP FINANCIAL MEASURES

(in millions, except per share data)

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
ADJUSTED LATROBE OPERATING RESULTS	2013	2012	2013	2012

Latrobe segment operating income	$12.3	$2.1	$41.2	$3.4
Specialty Steel Supply operating income included in Performance Engineered Products segment results	0.9	0.8	3.6	0.8
Inventory fair value cost adjustments included in Latrobe segment operating income	-	2.9	-	2.9
Carpenter distribution business operating (loss) income in Mexico included in Latrobe segment results	0.3	(0.5)	(0.6)	(1.8)
Latrobe pension EID included in pension EID expense	(0.6)	(0.2)	(1.8)	(0.2)
Adjusted Latrobe operating results before income taxes	12.9	5.1	42.4	5.1
Income taxes	(4.5)	(1.7)	(14.8)	(1.7)
Adjusted Latrobe operating results	$8.4	$3.4	$27.6	$3.4

Adjusted Latrobe operating results per diluted share	$0.16	$0.07	$0.52	$0.07
Dilutive impact of shares issued in connection with Latrobe acquisition*	(0.11)	(0.04)	(0.35)	(0.03)

Net accretion from Latrobe’s operating results	$0.05	$0.03	$0.17	$0.04

Weighted average shares outstanding	53.5	47.9	53.4	46.0

*           In connection with the Latrobe Acquisition, Carpenter issued shares of common stock to the former owners which resulted in an additional 8.1 million, 2.7 million, 8.1 million, and 0.9 million weighted average shares during the three months ended March 31, 2013 and 2012 and nine months ended March 31, 2013 and 2012, respectively.

IMPACTS OF FACILITY START-UP, RESTRUCTURING AND INVENTORY REDUCTION INITIATIVE COSTS	Three Months Ended March 31,		Nine Months Ended March 31,
	2013	2012	2013	2012

Facility start-up costs	$1.4	$-	$3.7	$-
Restructuring costs fom manufacturing footprint optimization activities	2.0	-	2.3	-
Inventory reduction initiative costs	0.9	-	2.5	-
Operating income impact	$4.3	$-	$8.5	$-

Consolidated net sales excluding surcharges	$471.2	$419.0	$1,342.6	$1,062.9

Impact of facility start-up, restructuring from manufacturing footprint optimization activities and inventory reduction initiative costs on operating margin excluding surcharges	0.9%	0.0%	0.6%	0.0%

Operating income impact	$4.3	$-	$8.5	$-
Income tax benefit	(1.5)	-	(3.0)	-
Net income impact	$2.8	$-	$5.5	$-

Impact per diluted share	$0.05	$-	$0.10	$-

Weighted average shares outstanding	53.5	47.9	53.4	46.0

Management believes that removing the impacts of costs associated with (i.) start-up of our Athens, AL facility, (ii.) restructuring related to manufacturing footprint optimization associated with evaluating and executing opportunities primarily as a result of the Latrobe acquisition to optimize manufacturing efficiencies, and  (iii.) an inventory reduction initiative aimed at identifying opportunities reduce inventory levels and improve inventory turnover across the mill operations are helpful in analyzing the operating performance of the Company, as these costs are expected to be nonrecurring in nature and may result in significant fluctuations in operating results from period to period during fiscal years 2013 and 2014.

PRELIMINARY

NON-GAAP FINANCIAL MEASURES

(in millions, except per share data)

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
TOTAL ACQUISITION-RELATED COSTS	2013	2012	2013	2012

Acquisition-related costs (from transaction)	$-	$7.9	$-	$11.7
Inventory fair value cost adjustments	-	2.9	-	2.9
Total acquisition related-costs before income taxes	-	10.8	-	14.6
Income taxes	-	(3.4)	-	(3.8)
Total acquisition-related costs	$-	$7.4	$-	$10.8

Total acquisition-related costs per diluted share	$-	$0.15	$-	$0.23

Weighted average shares outstanding	53.5	47.9	53.4	46.0

Management believes that removing the impacts of the total acquisition related costs is useful when comparing results of operations from period to period.

PRELIMINARY

SUPPLEMENTAL SCHEDULES

(in millions)

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
NET SALES BY END USE MARKET	2013	2012	2013	2012

End Use Market Excluding Surcharge:
Aerospace and defense	$214.7	$178.3	$604.4	$449.4
Industrial and consumer	97.1	95.0	269.1	244.2
Energy	71.0	57.2	209.4	159.3
Transportation	28.4	28.5	78.8	73.0
Medical	25.3	34.1	77.3	91.5
Distribution	34.7	25.9	103.6	45.5

Consolidated net sales excluding surcharge	471.2	419.0	1,342.6	$1,062.9

Surcharge revenue	110.2	120.9	317.3	322.2

Consolidated net sales	$581.4	$539.9	$1,659.9	$1,385.1

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
NET SALES BY MAJOR PRODUCT CLASS	2013	2012	2013	2012

Net Sales by Product Class Excluding Surcharge:
Special alloys	$182.6	$173.9	$509.0	$438.2
Stainless steel	139.6	133.1	399.8	365.4
Titanium products	36.3	37.9	112.6	113.3
Powder metals	14.4	14.2	41.4	43.1
Alloy and tool steel	55.6	23.5	155.7	32.8
Distribution and other	42.7	36.4	124.1	70.1

Consolidated net sales excluding surcharge	471.2	$419.0	1,342.6	$1,062.9

Surcharge revenue	110.2	120.9	317.3	322.2

Consolidated net sales	$581.4	$539.9	$1,659.9	$1,385.1